EXHIBIT 99.1

Atheros Announces Record Q4 2005 Financial Results

Q4 Revenue up 16 percent over Q3; Up 27 percent over Q404

Santa Clara, Calif. – Jan. 30, 2006 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced financial results for the fourth quarter of 2005 and year ended Dec. 31, 2005.

Revenue in the fourth quarter was $53.1 million, up 16 percent from the $45.8 million reported in the third quarter and up 27 percent from the $41.7 million reported in the fourth quarter of 2004. Gross margins in the fourth quarter were 46.7 percent, above the company’s target range of 43 to 45 percent and above 43.5 percent gross margins recorded in the third quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded fourth quarter net income of $13.1 million or $0.24 per diluted share. This compares with a GAAP net income of $2.2 million or $0.04 per diluted share in the third quarter of 2005 and $2.2 million or $0.04 per diluted share in the fourth quarter of 2004.

Total cash and investments increased $9.1 million in the quarter to $173.6 million at Dec. 31, 2005. Cash and investments at Dec. 31, 2004 were $154.5 million.

Atheros reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income excludes the effect of the amortization of stock-based compensation and a tax benefit due to the partial reversal of the deferred tax asset valuation allowance. In the fourth quarter of 2005, non-GAAP net income was $5.9 million or $0.11 per diluted share, compared with non-GAAP net income of $2.6 million or $0.05 per diluted share in the third quarter of 2005 and $2.8 million or $0.05 per diluted share in the fourth quarter of 2004.

For the year ended Dec. 31, 2005 revenue was $183.5 million, up 8 percent from the $169.6 million reported in 2004. Net income in accordance with GAAP for 2005 was $16.7 million or $0.31 per diluted share. For the prior year, GAAP net income was $10.8 million or earnings of $0.21 per diluted share. Non-GAAP net income for 2005 was $11.0 million or $0.21 per diluted share, compared with non-GAAP net income of $14.5 million or $0.28 per diluted share in 2004.

“We had a tremendous fourth quarter across all metrics, with revenue gains in each product category: retail, PC OEM, enterprise/carrier and consumer electronics,” said Craig Barratt, president and CEO of Atheros. “We continued development of our XSPAN™ 802.11n solutions and demonstrated them at the January Consumer Electronics Show. We’re now sampling to OEMs. With XSPAN and its Signal-Sustain Technology™, Atheros has leveraged its outstanding integration and RF design capabilities to maximize the potential of the draft 802.11n specification. The world’s first triple-radio, designed by Atheros, elevates WLAN performance to the industry’s highest level and can be offered at price points that will encourage rapid adoption of this exciting technology,” Dr. Barratt said.

“Revenue from our single-chip PAS solution grew significantly in the quarter, as we continued to win important new handset designs. We anticipate that UT Starcom, our initial PAS OEM partner, will be one of our 10 percent revenue customers in the first quarter,” Dr. Barratt said.

The company shipped a record 7.7 million chipsets in the fourth quarter, 74 percent of which were single-chip solutions.

New Vice President of Sales

Today, Atheros appointed Gary Szilagyi as its new vice president of worldwide sales. Gary had served previously as the vice president of sales at Marvell Semiconductor’s Communications Business Unit, where he led the sales initiative and design-win activity for all of its communications products, including its WLAN business. Immediately prior to joining Atheros, he was vice president of worldwide sales at Greenfield Networks, a semiconductor startup company focused on advanced Ethernet switching and routing solutions.

“Gary is an important addition to the Atheros management team, and we are pleased to have someone of his talent and experience leading our sales efforts,” Dr. Barratt said.

Szilagyi replaces Tom Foster, who is transitioning out of the company this quarter. “We thank Tom for all of his efforts in establishing Atheros as a wireless market leader,” Dr. Barratt said. “We wish him the best in his new endeavors.”

Q4 Highlights :

•	At the January 2006 Consumer Electronics Show, Atheros demonstrated its XSPAN family of MIMO wireless solutions, which are capable of delivering 300 Mbps data range across the entire home environment using an innovative 3x3 transmitter/receiver architecture. The XSPAN family is compatible with the new IEEE 802.11n draft standard, which was ratified on Jan. 19. Atheros once again leads the industry in innovation by introducing Signal-Sustain Technology, which unleashes the true potential of MIMO to significantly enhance signal reliability and throughput range.

Also featured at CES was Atheros’ ROCm™ platform, which is being integrated into nearly every major mobile category: dual-mode cell phones, smart phones/personal digital assistants, single-mode VoIP phones, mobile gaming devices and digital cameras.

Atheros also demonstrated its JumpStart for Wireless™ 2.0, a push-button simple WLAN security configuration that works on all types of WiFi-enabled devices. JumpStart is forward compatible with Windows Vista ™ Wireless Connect Now and the highly anticipated Wi-Fi configuration standard.

•	Atheros continues to be the leading silicon provider for the hundreds of Metro Wi-Fi networks that are being implemented worldwide, from Philadelphia to Tokyo. There were several new metro networks launched in the fourth quarter that employ Atheros technology, including cities in Arizona, California, Louisiana, Massachusetts, Minnesota, Virginia and Northern Ireland.

•	In November, Atheros launched the world’s most integrated single-chip 802.11g access point solution. The AR5007AP-G is a WLAN design breakthrough, as it houses the wireless network processor, media access controller baseband and all radio functions up to the antenna on a single chip, including an on-chip power amplifier, low noise amplifiers (LNA), and an antenna switch. The company achieved significant design win success with the AR5007AP-G in the fourth quarter.

Conference Call

Atheros will broadcast its fourth quarter 2005 financial results conference call today, Monday, Jan. 30, 2006, at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, please dial (210) 234-0001 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-0744.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer, networking equipment and handset manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

NOTE: Atheros, the Atheros logo, ROCm, XSPAN, Jumpstart for Wireless and Signal-Sustain Technology are trademarks of Atheros Communications, Inc.

Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including the features, benefits and performance of Atheros’ 802.11n solutions and ROCm products; the anticipated adoption of 802.11n technology; the anticipated amount of sales of PAS products to UT Starcom in the first quarter; and statements regarding Atheros’ design wins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the impacts of competition, technological advances and pricing pressures; general economic conditions; variability in the quarterly operating results of Atheros and its customers; the timing of adoption of a final 802.11n standard and whether the currently ratified draft standard is the standard that adopted as the final standard; difficulties in the development of new products and technologies, including Atheros’ anticipated 802.11n products; manufacturing difficulties; whether Atheros is successful in marketing its products; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenue	$53,078	$41,653	$183,485	$169,607
Cost of goods sold	28,300	23,106	102,389	91,321

Gross profit	24,778	18,547	81,096	78,286
Operating expenses:
Research and development	12,575	10,837	46,696	41,462
Sales and marketing	4,510	3,423	17,225	14,907
General and administrative	2,569	2,091	9,769	8,523
Stock-based compensation	344	660	1,856	3,718

Total operating expenses	19,998	17,011	75,546	68,610

Income from operations	4,780	1,536	5,550	9,676
Interest income, net	1,494	808	4,854	2,089
Income tax benefit (provision)	6,809	(188)	6,284	(941)

Net income	$13,083	$2,156	$16,688	$10,824

Basic earnings per share	$0.27	$0.05	$0.34	$0.25

Diluted earnings per share	$0.24	$0.04	$0.31	$0.21

Shares used in computing basic earnings per share	49,241	47,508	48,747	42,886

Shares used in computing diluted earnings per share	53,673	53,465	53,543	51,981

Non-GAAP net income (*)	$5,892	$2,816	$11,009	$14,542

Shares used in computing non-GAAP basic earnings per share (*)	49,241	47,508	48,747	42,886

Shares used in computing non-GAAP diluted earnings per share (*)	53,673	53,465	53,543	51,981

Non-GAAP basic earnings per share (*)	$0.12	$0.06	$0.23	$0.34

Non-GAAP diluted earnings per share (*)	$0.11	$0.05	$0.21	$0.28

	Reconciliation of GAAP Net Income to Non-GAAP Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
GAAP net income	$13,083	$2,156	$16,688	$10,824

Stock-based compensation	344	660	1,856	3,718
Income tax benefit	(7,535)	—	(7,535)	—

Non-GAAP net income	$5,892	$2,816	$11,009	$14,542

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation and income tax benefits. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses and income tax benefits.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$173,645	$154,485
Accounts receivable, net	28,381	29,750
Inventory	20,475	15,215
Deferred income taxes and other current assets	9,111	3,611

Total current assets	231,612	203,061
Property and equipment, net	5,557	2,757
Deferred income taxes and other assets	2,010	545

	$239,179	$206,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$41,213	$33,022
Long-term liabilities	1,000	301
Stockholders’ equity	196,966	173,040

	$239,179	$206,363

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